UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HUDSON CITY BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On April 13, 2013, M&T Bank Corporation (“M&T”), Hudson City Bancorp, Inc. (“Hudson City”) and Wilmington Trust Corporation entered into Amendment No. 1 (“Amendment No. 1”) to the Agreement and Plan of Merger, dated as of August 27, 2012 (the “Merger Agreement”). The Merger Agreement was included as Appendix A to the Joint Proxy Statement/Prospectus of M&T and Hudson City, dated February 22, 2013. Amendment No. 1 is attached below.

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of August 27, 2012 (the “Agreement”), is made and entered into as of April 13, 2013, by and among M&T Bank Corporation, a New York business corporation (“M&T”), Hudson City Bancorp, Inc., a Delaware corporation (“Hudson”), and Wilmington Trust Corporation, a Delaware corporation and direct, wholly owned Subsidiary of M&T (“Merger Sub”).

RECITALS

A. M&T, Hudson and Merger Sub are parties to the Agreement.

B. As provided in Section 9.2 of the Agreement, the parties may amend the terms of the Agreement by an instrument in writing, signed by the parties.

C. The parties hereto desire to enter into this Amendment upon the terms and conditions set forth herein.

D. All capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Agreement.

AGREEMENT

1. Amendment to Section 8.1(b)(ii). Section 8.1(b)(ii) of the Agreement is hereby amended by replacing the reference to “the first anniversary of the date hereof” with the words “January 31, 2014.”

2. Permitted Actions. Notwithstanding any provision of the Agreement (including Section 5.1(i) or 5.2) to the contrary, the parties hereby agree to the matters set forth on Annex A hereto. The parties shall reasonably cooperate with respect to such matters.

3. Superior Proposal. Notwithstanding any provision of the Agreement, the parties agree that if Hudson receives a Superior Proposal, Hudson shall have the right to submit such Superior Proposal to Hudson’s shareholders for a vote thereof and, if such Superior Proposal is approved by the requisite vote of the holders of outstanding Hudson Common Stock, Hudson may terminate the Agreement, subject to payment of the Hudson Termination Fee to M&T upon such termination. Any such termination shall be subject to Section 8.2 of the Agreement, and the payment of the Hudson Termination Fee shall be subject to Section 8.3(c) of the Agreement. In no event shall Hudson be obligated to pay M&T a termination fee on more than one occasion. The parties shall reasonably cooperate with respect to the foregoing.

4. No Further Amendments. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

5. Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby.

6. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

7. Severability. Whenever possible, each provision or portion of any provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Amendment shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

8. Governing Law. This Amendment and all disputes or controversies arising out of or relating to this Amendment or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (provided that the DGCL, including the provisions governing the fiduciary duties of directors, shall govern as applicable).

9. Headings. The headings used in this Amendment are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date and year first above written.

M&T BANK CORPORATION

By:	/s/ Drew J. Pfirrman
	Name:	Drew J. Pfirrman
	Title:	Senior VP and General Counsel

HUDSON CITY BANCORP, INC.

By:	/s/ Denis J. Salamone
	Name:	Denis J. Salamone
	Title:	President

WILMINGTON TRUST CORPORATION

By:	/s/ Drew J. Pfirrman
	Name:	Drew J. Pfirrman
	Title:	Senior VP and General Counsel

Annex A

1.	Hudson has the option to restructure or reposition its balance sheet prior to the Closing Date. This may include the repayment of borrowings, the sale and purchase of securities, the sale or securitization of mortgage loans, entering into short-term borrowings with maturities of one year and less, and any combination of the foregoing. Prior to the execution of any balance sheet restructuring or repositioning, Hudson will confer with M&T and use its reasonable efforts to ensure that no such restructuring or repositioning will result in a material decline in Hudson’s capital ratios.

2.	Certain vendors have been provided with a notice of contract termination. Hudson will reengage these vendors, or vendors who provide substantially similar services, for a term of no more than one year. Hudson will extend its current insurance policies for a term of no more than one year.

3.	Section 6.5(a)(ii) of the Agreement provides the following: “provide each Covered Employee who retires on or before December 31 of the calendar year in which the Effective Time occurs….”. The date of December 31 will be replaced with “during the nine months following the Effective Time”.

4.	Hudson will have the ability to pay bonuses pursuant to the Executive Officer Annual Incentive Plan in respect of calendar year 2013 in the ordinary course of business and consistent with past practice. Hudson will have the ability to pay bonuses pursuant to the Executive Officer Annual Incentive Plan in respect of calendar year 2014, which bonuses will be paid prior to the Effective Time. Bonus amounts for 2014 will be calculated pro-rata for the period from January 1, 2014 to the Closing Date. Total amounts paid pursuant to the Executive Officer Annual Incentive Plan will not exceed $13.0 million for calendar year 2013 and $15.0 million for calendar year 2014, with such maximum amount for 2014 to be prorated for the number of days from January 1, 2014 to the Closing Date. No payment to an officer of a bonus in excess of his target amount shall be taken into account for purposes of calculating his severance benefits under any employment agreement or change of control agreement with Hudson or Hudson Bank (and prior to paying any such bonus in excess of the target bonus, Hudson or Hudson Bank, as the case may be, will enter into an amendment to the relevant agreement for the sole purpose of providing that bonuses in excess of target shall not be taken into account). With respect to bonus payments for calendar year 2014, participants must be employed immediately prior to the Effective Time to be eligible to receive the payment. Individual bonuses for officers who are party to an employment agreement or change of control agreement with Hudson or Hudson Bank will be capped at twice their target amount.

5.	Hudson will have the ability to pay bonuses pursuant to the Profit Incentive Plan in respect of calendar year 2013 in the ordinary course of business and consistent with past practice. Hudson will have the ability to pay bonuses pursuant to the Profit Incentive Plan in respect of calendar year 2014, which bonuses will be paid prior to the Effective Time. Bonus amounts for 2014 will be calculated pro-rata for the period from January 1, 2014 to the Closing Date. With respect to bonus payments for calendar year 2014, participants must be employed immediately prior to the Effective Time to be eligible to receive the payment. Total amounts paid pursuant to the Profit Incentive Plan will not exceed $5.0 million for calendar year 2013 and $6.0 million for calendar year 2014.

6.	Hudson shall have the ability to offer specific retention incentives to certain employees as needed. These retention incentives may include, among other incentives, entering into new change of control agreements and/or promoting employees to the VP or 1st VP level. However, the benefits payable in respect of any retention incentives in respect of current employees will not exceed $6.0 million in the aggregate. Hudson shall provide notice to M&T of each new retention incentive arrangement.

7.

The above retention incentives will not be included in the determination of any severance benefits or payments to be made pursuant to change of control or employment agreements. However, salary adjustments made in 2012, 2013 and 2014 for employees and officers with the title of 1st Vice President and lower (plus certain Senior Vice Presidents identified by Hudson) shall be included in the calculation of severance benefits (including without limitation under any change of control or employment agreements).

8.	Equity Compensation – Hudson will have the ability to grant equity awards (deferred stock units) in 2013 and 2014, which awards will vest in three equal annual installments over a three-year period from the date of grant, provided that the three-year vesting period with respect to equity awards granted in 2013 shall commence on January 1, 2013, with the first vesting date for such awards to occur on January 1, 2014. Any such equity awards granted by Hudson in 2013 shall only be granted to employees and officers with the title of Vice President and above, and shall not be granted to individuals who already received an equity award grant in 2013 prior to the date hereof. The aggregate grant date fair market value for these awards shall be determined in accordance with past practice (except without regard for performance vesting) but in any event will not exceed $12.0 million. Such awards shall not vest or become payable or exercisable solely as a result of the Merger, provided that such awards may vest on a pro-rata basis as of the Effective Time based on the number of days elapsed from the date of grant through the Effective Time. If the Effective Time does not occur by January 1, 2014, Hudson will have the ability to issue equity awards to its non-employee directors in respect of calendar year 2014 in the ordinary course consistent with past practice.

9.	Hudson will have the ability to grant salary adjustments for all employees for 2013 and 2014 in the ordinary course of business but in any event not to exceed 4% in the aggregate for each year.

10.	Hudson will have the ability to make a pro-rated ESOP loan repayment contribution for calendar year 2014 in accordance with the terms of the ESOP for the period from January 1, 2014 through the end of the payroll period ending not less than two weeks prior to the Effective Time, which contributions will be made prior to the Effective Time and but for the pro-ration will be ordinary course and consistent with past practice.

11.	Hudson will have the ability to hire replacement executives as needed with individual salaries not to exceed $400,000. Hudson will have the ability to enter into Hudson’s standard change of control agreements with such executives.